Exhibit (a)(3)



                             UNISOURCE ENERGY CORPORATION

                             OFFER TO EXCHANGE ANY OR ALL

                    WARRANTS TO PURCHASE SHARES OF COMMON STOCK OF
                            TUCSON ELECTRIC POWER COMPANY
                                         FOR
           WARRANTS EXPIRING IN 1999 TO PURCHASE SHARES OF COMMON STOCK OF
                             UNISOURCE ENERGY CORPORATION
                                         AND
           WARRANTS EXPIRING IN 2000 TO PURCHASE SHARES OF COMMON STOCK OF
                             UNISOURCE ENERGY CORPORATION

          To Registered Holders:

               We are enclosing herewith the material listed below relating to the offer by UniSource Energy Corporation (the "Company") to exchange any and all outstanding warrants to purchase shares of common stock of Tucson Electric Power Company (the "TEP Warrants") for Warrants expiring in 1999 to purchase shares of common stock of the Company and Warrants expiring in 2000 to purchase shares of common stock of the Company, upon the terms and subject to the conditions set forth in the Company's Prospectus dated August 18, 1998, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

               Enclosed herewith are copies of the following documents:

               1.   Prospectus, dated August 18, 1998;

               2.   Letter of Transmittal;

               3. Certain instruments to be used by Registered Holders who hold TEP Warrants on behalf of beneficial owners:

                    a.   Instruction to Registered Holder from Owner; and

                    b. Letter that may be sent to your clients for whose account you hold TEP Warrants in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer; and

               PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 23, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). In cases where you hold TEP Warrants on behalf of beneficial owners, we urge you to contact your clients promptly.

               The Exchange Offer is not conditioned upon any minimum number of TEP Warrants being tendered.

               To tender TEP Warrants in the Exchange Offer, a Registered Holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile along with the certificates for such TEP Warrants to the Exchange Agent prior to the Expiration Date. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth in the Prospectus and Letter of Transmittal prior to the Expiration Date.


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               Additional copies of the enclosed material may be obtained from the Exchange Agent.

                                        Very truly yours,

                                        UNISOURCE ENERGY CORPORATION



                                        By:
                                           -----------------------------
                                             Kevin P. Larson
                                             Vice President & Treasurer



          NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF TUCSON ELECTRIC POWER COMPANY, UNISOURCE ENERGY CORPORATION OR THE BANK OF NEW YORK OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.